Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

TRIAD HUNTER, LLC

AS SELLER,

AND

ANTERO RESOURCES CORPORATION,

AS BUYER

DATED MAY 22, 2015

i

APPENDICES

Appendix A	Definitions
Appendix B	Knowledge Persons

EXHIBITS

Exhibit A	Form of Joint Use Agreement
Exhibit B	Permitted Encumbrances
Exhibit C	Leases
Exhibit D	Excluded Assets
Exhibit E	Form of Partial Assignment of Oil and Gas Leases
Exhibit F	Retained Properties
Exhibit F—1-18	Retained Properties Plats

SCHEDULES

Schedule 4.6	Actions
Schedule 4.7	Compliance
Schedule 4.8	Authorizations
Schedule 4.9(a)	Preference Rights
Schedule 4.9(b)	Consents
Schedule 4.10(a)	Leasehold Rights—Default
Schedule 4.11	Burdens on Leasehold Rights
Schedule 4.12	Surface Restrictions
Schedule 4.13	Payment of Royalties and Rentals
Schedule 4.14	Material Contracts
Schedule 4.15	Taxes
Schedule 4.16	Hydrocarbon Sales
Schedule 4.17	Shut-In Leases
Schedule 4.20	Environmental
Schedule 4.23	Offset Obligations
Schedule 4.24	Debt Instruments

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is executed on May 22, 2015, by and between Triad Hunter, LLC, a Delaware limited liability company (“Seller”), and Antero Resources Corporation, a Delaware corporation (“Buyer”).  Seller and Buyer are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix A to this Agreement or as such terms are otherwise identified and/or defined in this Agreement.

RECITALS

A.                                    Seller owns the Leasehold Rights.

B.                                    Seller and Buyer intend to enter into the Assignment and the Joint Use Agreement in the manner and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
PROCEDURES AND TIMING

Section 1.1                                   Assignment and Joint Use Agreement.

Upon the terms and subject to the conditions of this Agreement and the execution of the Joint Use Agreement, Seller agrees to assign, transfer, grant and convey all of its right, title and interest in and to the Leasehold Rights to Buyer, and Buyer agrees to accept, receive and pay for the Leasehold Rights as provided for herein, save and except for the Excluded Assets.

ARTICLE 2
CONSIDERATION

Section 2.1                                   Consideration.

(a)                                 The consideration due from Buyer (the “Consideration”) shall be (i) an amount equal to the aggregate of the number of Net Mineral Acres of Leasehold Rights delivered by Seller to Buyer hereunder multiplied by the applicable Per Acre Price for the Leasehold Rights and (ii) the execution and delivery of the Joint Use Agreement.

(b)                                 The aggregate Net Mineral Acres attributable to the Leasehold Rights shown in Exhibit C is 5,209.58 (the “Initial Net Mineral Acres”), which amount is subject to adjustment of actual Net Mineral Acres as determined by the Parties pursuant to Article 3 or as otherwise provided in this Agreement.

(c)                                  The “Per Acre Price” for the Leasehold Rights shall be $10,000 per Net Mineral Acre; provided, however, that (x) if the Maximum Available Primary Term for any Leasehold Rights is one year or more, but less than two years, the “Per Acre Price” per Net Mineral Acre applicable to such Leasehold Rights shall be reduced to $5,000, and (y) if the Maximum Available Primary Term for any Leasehold Rights is less than one year, the “Per Acre Price” per Net Mineral Acre applicable to such Leasehold Rights shall be reduced to $3,500, in each case of clauses (x) and (y) as now or hereafter determined.  In addition, in connection with the Closing, there shall be a reduction to the Consideration in an amount equal to the aggregate Extension Costs applicable to the Leasehold Rights being conveyed by Seller to Buyer hereunder.

(d)                                 Based on the Initial Net Mineral Acres and a Per Acre Price for the Leasehold Rights of $10,000, but excluding any reductions to the Per Acre Price pursuant to Section 2.1(c) above and any other adjustments to the Consideration pursuant to this Article 2, Article 3 or elsewhere in this Agreement, the total cash portion of the Consideration at the time of execution of this Agreement is Fifty Two Million, Ninety-Five Thousand, Eight Hundred Dollars ($52,095,800.00) (the “Estimated Consideration”).

Section 2.2                                   Allocation of Consideration.  Buyer and Seller agree to allocate the Consideration and any other items properly treated as consideration for U.S. federal income Tax purposes entirely to Class V in accordance with Section 1060 of the Code and Treasury Regulations Section 1.338-6.  Buyer and Seller shall, and shall cause their Affiliates to, report consistently with such allocation on all Tax Returns (including Internal Revenue Service Form 8594) and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with such allocation unless otherwise required by applicable Law.

ARTICLE 3
TITLE MATTERS

Section 3.1                                   Seller’s Title.  Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Leasehold Rights, and except for Buyer’s rights upon a breach by Seller of any of Sections 4.9 through 4.13 or a breach of Seller’s obligations under the special warranty of title set forth in the Assignment, Buyer hereby acknowledges and agrees that Buyer’s remedies for any Title Defect with respect to any of the Leasehold Rights shall be as provided in this Article 3.

Section 3.2                                   Definition of Title Defect.

(a)                                 For purposes of this Agreement, any Leasehold Rights shall have a “Title Defect” if, throughout any part of the productive life of such Leasehold Rights, one or more of the following statements is true:

(i)                                     the Net Mineral Acres attributable to any individual Leasehold Rights is less than the Net Mineral Acres that is set forth on Exhibit C for such Leasehold Rights;

(ii)                                  the Net Revenue Interest for any Leasehold Rights is less than the Net Revenue Interest that is set forth on Exhibit C for such Leasehold Rights;

(iii)                               Seller’s title to any Leasehold Rights is not free and clear of all liens (including mortgages or deeds of trust), suits, judgments, encumbrances, charges, adverse claims, burdens and defects that may adversely affect the ownership, development, operation, value or use of the Leasehold Rights subject thereto or affected thereby;

(iv)                              Seller is in default under a material provision of any Lease, including any failure to tender bonus, rental, shut-in or other consideration payable thereunder;

(v)                                 Seller’s title to any Leasehold Rights is or would be insufficient against competing claims of bona fide purchasers for value without notice and other persons entitled to protection of applicable recording Laws;

(vi)                              if any Leasehold Rights is beyond its primary term, it has not been perpetuated by continuous production and/or operations, or as otherwise provided for in such Leasehold Rights;

(vii)                           any failure of Seller to obtain any Required Consent applicable to the obligations of Seller hereunder, or the exercise of any Preference Right or if the time period for the exercise of any Preference Right has not expired, or the failure to obtain any other Consent (in this latter case, however, to the extent and only to the extent that such Consent was affirmatively denied by the holder thereof);

(viii)                        any Leasehold Rights entitles Seller to less than a minimum 80% Net Revenue Interest;

(ix)                              any Leasehold Rights are subject to any drilling commitment; or

(x)                                 any Leasehold Rights do not cover the Marcellus Formation.

(b)                                 For the avoidance of doubt, none of the following shall be deemed to be a “Title Defect”

(i)                                     defects based solely on the failure to locate in Seller’s files a recorded document(s) so long as Buyer is able to obtain a copy thereof;

(ii)                                  defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that the action was not authorized and results in a third party having a superior claim of title to the relevant Leasehold Right;

(iii)                               defects arising out of failures to recite marital status in a document;

(iv)                              defects arising out of a lack of survey;

(v)                                 defects that have been cured through adjudication of possession under the applicable statutes of limitations or prescription;

(vi)                              defects based solely on the existence of prior oil and gas leases relating the Leasehold Rights that are expired and no longer in force and legal effect but not surrendered of record;

(vii)                           defects arising out of the fact that any Lease included in the Leasehold Rights does not allow for pooling or unitization; and

(viii)                          Permitted Encumbrances.

Section 3.3                                   Definition of Permitted Encumbrances.  As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)                                 Royalties and any overriding royalties, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest for any Leasehold Rights below that shown in Exhibit C therefor (proportionately reduced to Seller’s interest on a lease-by-lease basis) or Net Mineral Acres for any Leasehold Rights below that shown in Exhibit C therefor or result in a change in the ratio of Net Mineral Acres in any Leasehold Rights to the number of gross acres in the lands covered by such Leasehold Rights as compared to the ratio of the Net Mineral Acres shown on Exhibit C for such Leasehold Rights to the “Gross Acres” shown in Exhibit C for such Leasehold Rights;

(b)                                 All leases, unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Leasehold Rights, to the extent that (i) the net cumulative effect of such instruments does not reduce Seller’s Net Revenue Interest for any Leasehold Rights below that shown in Exhibit C therefor (proportionately reduced to Seller’s interest on a lease-by-lease basis) or Net Mineral Acres for any Leasehold Rights below that shown in Exhibit C therefor or result in a change in the ratio of Net Mineral Acres in any Leasehold Rights to the number of gross acres in the lands covered by such Leasehold Rights as compared to the ratio of the Net Mineral Acres shown on Exhibit C for such Leasehold Rights to the “Gross Acres” shown in Exhibit C for such Leasehold Rights, and (ii) such instruments do not adversely affect the operation of the Leasehold Rights;

(c)                                  Third-party consent requirements and similar restrictions (that are not Required Consents) where Seller has made commercially reasonable efforts to obtain such consent, Required Consents with respect to which waivers or consents have been obtained from the appropriate parties, and Preference Rights that have been waived or for which the time period for exercise has expired;

(d)                                 All rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the sale or conveyance of the Leasehold Rights or interests therein if they are not (i) required or (ii) customarily obtained prior to the sale or conveyance of leasehold interests similar to the Leasehold Rights;

(e)                                  Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Leasehold Rights, or any of them;

(f)                                   Easements, rights-of-way, servitudes, permits, consents to locations of surface facilities and operations, surface leases and other rights in respect of surface operations (i) to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Revenue Interest for any Leasehold Rights below that shown in Exhibit C therefor (proportionately reduced to Seller’s interest on a lease-by-lease basis) or Net Mineral Acres for any Leasehold Rights below that shown in Exhibit C therefor or result in a change in the ratio of Net Mineral Acres in any Leasehold Rights to the number of gross acres in the lands covered by such Leasehold Rights as compared to the ratio of the Net Mineral Acres shown on Exhibit C for such Leasehold Rights to the “Gross Acres” shown in Exhibit C for such Leasehold Rights, and (ii) to the extent that they do not unreasonably interfere with the operation of the Leasehold Rights;

(g)                                  All rights reserved to or vested in any Governmental Body to control or regulate any of the Leasehold Rights in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(h)                                 Any Encumbrance on or affecting the Leasehold Rights that is expressly assumed in writing, bonded or paid by Buyer at or prior to the Closing or which is discharged by Seller at or prior to the Closing;

(i)                                     Consents that are not Required Consents and have not been affirmatively denied;

(j)                                    Any matters shown in Exhibit B;

(k)                                 Liens granted under applicable joint operating agreements for amounts not yet delinquent;

(l)                                     Mechanics’, workmen’s, materialmen’s or other like liens affecting the Leasehold Rights and arising by operation of Law in the ordinary course of business in respect of obligations which are not yet due and payable; and

(m)                             Liens for Taxes not yet due and payable.

Section 3.4                                   Title Defects.

(a)                                 To assert a claim of a Title Defect, Buyer must deliver claim notices to Seller (each a “Title Defect Notice”) not later than 5:00 p.m. Mountain Time on June 30, 2015 (the “Title Claim Date”).  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Leasehold Rights (or portions thereof) affected by the Title Defect(s) (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based.  In order to give Seller an opportunity to begin reviewing and curing Title Defects, Buyer agrees to give Seller weekly updates regarding any Title Defect that Buyer reasonably intends to assert pursuant to a Title Defect Notice, which weekly update may be preliminary in nature and supplemented and/or revised in any subsequent notice and in a Title

Defect Notice.  Notwithstanding any other provision of this Agreement to the contrary, but subject to Buyer’s rights upon a breach by Seller of any of Sections 4.9 through 4.13 or a breach of Seller’s obligations under the special warranty of title set forth in the Assignment, Buyer shall be deemed to have waived its right to assert Title Defects for which Seller has not been given notice on or before the Title Claim Date.  For purposes of this Agreement, the term “Allocated Value” shall mean the number of Net Mineral Acres of a Leasehold Right as set forth on Exhibit C multiplied by the applicable Per Acre Price for such Leasehold Rights.  In the event that Seller disputes the existence of any Pre-Closing Defect (as defined below), or the Title Defect Amount associated therewith, Seller must deliver to Buyer written notice of such dispute on or prior to the Closing, which notice shall set forth in reasonable detail the grounds for such dispute (each, a “Pre-Closing Dispute Notice”), and in the event that Seller disputes the existence of any Title Defects that are not considered Pre-Closing Defects, or the Title Defect Amount associated therewith, Seller must deliver to Buyer written notice of such dispute on or prior to the Post-Closing Cure Date, which notice shall set forth in reasonable detail the grounds for such dispute (each, a “Post-Closing Dispute Notice”).  If a Pre-Closing Dispute Notice or a Post-Closing Dispute Notice, as applicable, is not delivered to Buyer prior to the due date therefor set forth above, Seller shall be deemed to have waived its right to dispute the existence of, or value associated with, any such Title Defects for all purposes hereunder.

(b)                                 Seller shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove (i) at any time on or prior to July 15, 2015 (the “Post-Closing Cure Date”), with respect to any Title Defects claimed by Buyer in a valid Title Defect Notice delivered to Seller at or prior to 5:00 p.m. Mountain Time on May 26, 2015 (the “Pre-Closing Claim Date”, and any such Title Defects, the “Pre-Closing Defects”), or (ii) at any time on or prior to the Post-Closing Cure Date, with respect to all other Title Defects claimed by Buyer in a valid Title Defect Notice delivered to Seller on or prior to the Title Claim Date (the foregoing, as applicable, the “Cure Period”), any Title Defects of which it has been advised by Buyer or which it has disclosed in writing to Buyer.  Any Leasehold Rights affected by a Pre-Closing Defect that Seller has not cured or that Buyer has not waived in writing as of the Closing shall be excluded from the Leasehold Rights transferred from Seller to Buyer as of the Closing (and the Consideration shall be reduced at the Closing by the Allocated Value of such excluded Leasehold Rights).  In the event that Seller cures all Pre-Closing Defects applicable to any Leasehold Rights excluded from Closing prior to the Post-Closing Cure Date, Seller shall assign such Leasehold Rights to Buyer in accordance with Section 8.5, and the Final Consideration shall be increased by the Allocated Value attributable to such excluded Leasehold Rights.

(c)                                  In the event that any Title Defect is not waived in writing by Buyer or cured by Seller during the applicable Cure Period, then, one of the following shall occur:

(i)                                     Subject to the Individual Title Deductible, Seller shall assign the Leasehold Rights that are subject to such Title Defect to Buyer, and concurrently therewith reduce the Consideration by an amount equal to the Title Defect Amount for such Title Defect; or

(ii)                                  At the election of either Party given at any time prior to the True-Up Date (for any Title Defect Properties where there have been no Title Defect matters disputed pursuant to Section 3.4(f)) or within five Business Days of the Title Arbitrator making his/her final determination (for any Title Defect Properties where there have been one or more matters submitted to arbitration pursuant to Section 3.4(f)), Seller shall retain the entirety of the Leasehold Rights that are subject to such Title Defect as an Excluded Asset, or if the Title Defect Property has been assigned to Buyer, Buyer shall reassign to Seller, with a special warranty of title against claims by, through and under Buyer, but not otherwise, the Title Defect Property that is subject to such Title Defect, and in each case concurrently therewith, reduce the Consideration by an amount equal to the Allocated Value of such Title Defect Property.

(d)                                 Subject to Buyer’s rights upon a breach by Seller of any of Sections 4.9 through 4.13 or a breach of Seller’s obligations under the special warranty of title set forth in the Assignment, Section 3.4(c) shall be the exclusive right and remedy of Buyer with respect to Title Defects that have been identified on or prior to the Title Claim Date.

(e)                                  The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)                                     if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)                                  if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount;

(iii)                               subject to Section 3.4(h), if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest shown in Exhibit C therefor (proportionately reduced to Seller’s interest on a lease-by-lease basis), (a “NRI Defect”) then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the amount representing the decrease in the Net Revenue Interest and the denominator of which is the Net Revenue Interest shown in Exhibit C therefor (proportionately reduced to Seller’s interest on a lease-by-lease basis).  For illustration purposes only, the calculation in this Section 3.4(e)(iii) is as follows:

Title Defect Amount                                 =                 Allocated Value of Title Defect Property X
((Net Revenue Interest on Exhibit C) - Actual Net Revenue Interest) / Net Revenue Interest on Exhibit C;

(iv)                              if the Title Defect reflects a discrepancy between (A) the Net Mineral Acres for any Title Defect Property and (B) the Net Mineral Acres shown in Exhibit C therefor, the Title Defect Amount shall be the amount representing the decrease in the Net Mineral Acres multiplied by the Per Acre Value for such Title Defect Property;

(v)                                 if the Title Defect represents a change in the ratio of Net Mineral Acres in any Leasehold Rights to the number of gross acres in the lands covered by such Leasehold Rights as compared to the ratio of the Net Mineral Acres shown on Exhibit C for such Leasehold Rights to the “Gross Acres” shown in Exhibit C for such Leasehold

Rights, or any other Title Defect of a type not described in subsections (i), (ii), (iii) or (iv) above (and if and only if such Title Defect is of a type not described in such subsection above), the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; and

(vi)                              notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(f)                                   Seller and Buyer shall attempt to agree on all Title Defects and Title Defect Amounts within ten days after the Title Claim Date.  If Seller and Buyer are unable to agree on Title Defects and Title Defect Amounts within such ten day period then the Title Defects and Title Defect Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 3.4(f).  There shall be a single, neutral arbitrator, who shall be a title attorney with at least ten years experience in oil and gas titles involving properties in the regional area in which the Leasehold Rights are located, as selected by mutual agreement of Buyer and Seller within ten Business Days after the Post-Closing Cure Date, and absent such agreement, each Party shall appoint one arbitrator, and the two arbitrators so appointed shall together choose a third neutral arbitrator who shall serve as such single, neutral arbitrator (the “Title Arbitrator”).  The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Parkersburg, West Virginia (or in such other location as the Parties may agree) and shall be conducted in accordance with rules established by the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 3.4, including that each Party shall have the opportunity to submit title materials and an argumentative brief supporting its positions. The Title Arbitrator’s determination shall be made within five Business Days (or such other date as the Title Arbitrator may choose, but in no event more than 30 days) after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.2 and 3.4(e) and may consider such other matters that as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects or Title Defect Amounts submitted by either Party. The Title Arbitrator shall not be empowered to award interest or penalties to a Party with respect to any matter.  Seller and Buyer shall each bear its own attorneys’ fees and expenses and one-half of the costs of arbitration.  For the avoidance of doubt, nothing in this Section 3.4 shall operate to cause the Closing to be delayed on account of a Title Defect or Title Defect Amount that is in dispute as of the Closing Date; provided, however, that any Leasehold Rights affected by a Pre-Closing Defect claimed by Buyer that is in dispute by Seller as of the Closing, shall be excluded from the Leasehold Rights transferred from Seller to Buyer as of the Closing (and the Consideration shall be reduced by the Allocated Value of such excluded Leasehold Rights), subject to final resolution of such dispute pursuant to the terms of this Section 3.4(f).

(g)                                  Notwithstanding anything to the contrary in this Agreement, (i) at the Closing, all Leasehold Rights for which no Title Defect Notice has been delivered by Buyer to Seller on or prior to the Pre-Closing Claim Date will be conveyed by Seller to Buyer pursuant to an Assignment (subject, however, to any other provisions of this Agreement that may require such Leasehold Rights to be excluded from the Closing for any other purpose hereunder); (ii) for any Leasehold Rights where a Title Defect Notice has been delivered by Buyer to Seller on or prior to the Pre-Closing Claim Date, but for which the Title Defects that were claimed pursuant thereto have either been cured by Seller, or waived by Buyer in writing, prior to the Closing, such Leasehold Rights will also be conveyed by Seller to Buyer pursuant to an Assignment (subject, however, to any other provisions of this Agreement that may require such Leasehold Rights to be excluded from the Closing for any other purpose hereunder); (iii) for any Leasehold Rights where a Title Defect Notice has been delivered by Buyer to Seller on or prior to the Pre-Closing Claim Date, but all Title Defects affecting such Leasehold Rights claimed pursuant thereto have not been cured by Seller, or waived by Buyer in writing, prior to the Closing, then such Leasehold Rights shall be excluded from the Leasehold Rights transferred from Seller to Buyer as of the Closing (and the Consideration shall be reduced at the Closing by the Allocated Value of such excluded Leasehold Rights), and, subject to the terms of Section 3.4(f), the terms of Section 3.4(c) shall be applied as of the True-Up Date with respect to any such Leasehold Rights; and (iv) for any Leasehold Rights where a Title Defect Notice has been delivered by Buyer to Seller on or prior to the Title Claim Date (and for which a Title Defect Notice was not delivered by Buyer to Seller on or prior to the Pre-Closing Claim Date), but all Title Defects affecting such Leasehold Rights claimed pursuant thereto have not been cured by Seller, or waived by Buyer in writing, on or prior to the Post-Closing Cure Date, then, subject to the terms of Section 3.4(f), the terms of Section 3.4(c) shall be applied within two Business Days following the Post-Closing Cure Date (the “True-Up Date”) with respect to any such Leasehold Rights.

(h)                                 Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller pursuant to this Article 3 for any NRI Defect where the difference between the actual Net Revenue Interest for any Title Defect Property minus the Net Revenue Interest shown for such Title Defect Property in Exhibit C is equal to or less than one percentage (1%) point (proportionately reduced on a lease-by-lease basis) (the “Individual Title Deductible”).  If such difference is greater than the Individual Title Deductible with respect to any NRI Defect, Buyer shall be entitled to adjustments to the Purchase Price or other remedies with respect thereto only to the extent such difference exceeds the Individual Title Deductible.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following:

Section 4.1                                   Existence and Qualification.

Seller is a Delaware limited liability company, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business where the Leasehold Rights are located.

Section 4.2                                   Power.

Seller has the limited liability company power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 4.3                                   Authorization and Enforceability.

The execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary limited liability company action by Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at or after the Closing will be duly executed and delivered by it), and this Agreement constitutes, and at the Closing (or such later date) such documents will constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.4                                   No Conflicts.

The execution, delivery and performance of this Agreement and the other agreements to be executed and delivered by Seller pursuant hereto, and the transactions contemplated by such agreements by Seller will not (a) violate any provision of Seller’s governing documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Leasehold Rights, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, (d) violate any Laws applicable to Seller or any of the Leasehold Rights, or (e) require any filing with, notification of or consent, approval or authorization of any Governmental Body, except for rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Leasehold Right or that are customarily obtained subsequent to the sale or conveyance thereof.

Section 4.5                                   Liability for Brokers’ Fees.

Buyer and its Affiliates shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 4.6                                   Litigation.

Except as set forth in Schedule 4.6, there are no actions, suits, audits, condemnation proceedings or other proceedings or investigations before any Governmental Body or any arbitration panel or any claims by any Person (“Actions”) with respect to Seller or any of the Leasehold Rights pending, or to the Knowledge of Seller, threatened in writing, affecting the

Leasehold Rights or which are reasonably likely to materially impair Seller’s ability to perform its obligations under this Agreement.

Section 4.7                                   Compliance with Laws.

Except as set forth in Schedule 4.7, the Leasehold Rights are, and the operation of the Leasehold Rights is, in material compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Leasehold Rights, or the ownership, operation, development, maintenance or use of any thereof.

Section 4.8                                   Governmental Authorizations.

Except as set forth in Schedule 4.8, (a) Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are necessary or required for the ownership and operation of the Leasehold Rights as currently owned and operated; (b) Seller has operated the Leasehold Rights operated by Seller in accordance with the conditions and provisions of such Governmental Authorizations in all material respects, and (c) no written notices of violation have been received by Seller, and no proceedings are pending or, to Seller’s Knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by Seller.

Section 4.9                                   Preference Rights and Consents.

(a)                                 Except as set forth in Schedule 4.9(a), none of the Leasehold Rights, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement, the Joint Use Agreement or any assignment of any of the Leasehold Rights to Buyer.

(b)                                 Except as set forth in Schedule 4.9(b), there are no consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any federal, state or local Governmental Body or any other Person that would be triggered by the purchase and sale of the Leasehold Rights contemplated by this Agreement (“Consents”).

Section 4.10                            Leasehold Rights.

(a)                                 Except as set forth in Schedule 4.10(a), the Leasehold Rights are valid, binding and in full force and effect against Seller and, to Seller’s Knowledge, each other party thereto, and no material default exists in the performance of any obligation of Seller thereunder that would entitle the lessor to cancel or terminate any Leasehold Rights and, to Seller’s Knowledge, no material default exists thereunder by any other Person a party thereto.  Nothing in this Section 4.10(a) shall be construed as a warranty of title, or as a representation that any purported party to the Leasehold Rights holds good title thereto.

(b)                                 No party to any Leasehold Rights or any successor to the interest of such party has filed or, to the Knowledge of Seller, threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Leasehold Rights.

(c)                                  Except as specifically set forth on Exhibit C, there are no Leases that are not currently being held by production that terminate prior to two years following the Closing Date.

Section 4.11                            Burdens on Leasehold Rights.

Except as set forth in Schedule 4.11, with respect to the Leasehold Rights, (a) there are no existing Hydrocarbon production or pipeline imbalances, (b) there are no outstanding authorizations for expenditures or other written commitments or proposals to conduct operations, (c) no Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbons produced from such Leasehold Rights, and (d) other than the Retained Wells, there are no wells, equipment or other personal property included in such Leasehold Rights.

Section 4.12                            Surface Restrictions.

Except as set forth in Schedule 4.12, none of the Leasehold Rights is subject to any restrictions on any lessee’s use of the surface in connection with Hydrocarbon operations, including such operations with respect to the Target Zone, and no such Leasehold Right is burdened by any Encumbrance (other than Permitted Encumbrances) that contains any such restrictions.

Section 4.13                            Payment of Royalties and Rentals.

Except as set forth in Schedule 4.13, all rentals, royalties, excess royalties, overriding royalty interests, net profit interests, production payments and other interests burdening the production from or attributable to the Leases have been properly and timely paid.

Section 4.14                            Material Contracts.

Except as set forth in Schedule 4.14, none of the Leasehold Rights include, or are subject to or burdened by, (a) any contract that can reasonably be expected to result in aggregate payments or receipts of revenues by Seller of more than $100,000 during the current or any subsequent year, (b) any operating agreement, farmout agreement, acreage or Hydrocarbon dedication agreement, marketing, gathering, transportation, compression, processing or similar agreement or Hydrocarbon purchase or sale agreement, (c) any indenture, mortgage, loan, credit or sale-leaseback or similar contract that will not be terminated at or prior to the Closing, (d) any lease (other than oil and gas leases), (e) any contract with any Affiliate of Seller that will not be terminated at or prior to the Closing other than this Agreement, the Joint Use Agreement and the other agreements to be delivered at the Closing, (f) any contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest agreements and similar agreements, (g) any agreement that grants an option or call on production from the Leasehold Rights, (h) any hedge, swap, collar or similar contract, (i) any partnership agreement, (j) any seismic or other geophysical agreement or license, or (k) any agreement that grants any “tag along” or “drag along” rights with respect to any sale of the Leasehold Rights

(collectively, the “Material Contracts”).  Seller is not, and to Seller’s Knowledge, no other Person is, in default of any of the Material Contracts and such contracts are in full force and effect.

Section 4.15                            Taxes and Expenses.

(a)                                 Except as set forth in Schedule 4.15:

(i)                                     all Property Taxes that have become due and payable have been duly paid, and all Tax Returns with respect to Property Taxes required to be filed prior to the Closing Date have been timely filed;

(ii)                                  there are no Encumbrances on any of the Leasehold Rights attributable to Taxes other than statutory liens for current period Taxes that are not yet due and payable; and

(iii)                               no audit, litigation or other proceeding with respect to Property Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Body for assessment of Property Taxes and, to Seller’s Knowledge, no such claim has been threatened.

(b)                                 None of the Leasehold Rights is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 4.16                            Hydrocarbon Sales.

Except as set forth in Schedule 4.16, Seller is not obligated by virtue of:  (a) a prepayment arrangement under any contract for the sale of Hydrocarbons that contains a “take or pay” provision, (b) a production payment or (c) any other arrangement, other than gas balancing arrangements, to deliver Hydrocarbons produced from the Leasehold Rights at some future time without then or thereafter receiving payment for the production commensurate with Seller’s ownership in and to the Leasehold Rights.

Section 4.17                            Shut-In Leases.

Schedule 4.17 sets forth those Leases that are being maintained in full force by payment of shut-in royalties.

Section 4.18                            INTENTIONALLY OMITTED.

Section 4.19                            Foreign Person.

Seller is neither (a) a “foreign person” within the meaning of Section 1445 of the Code nor (b) an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

Section 4.20                            Environmental.

(a)                                 With respect to the Leasehold Rights, neither Seller nor any of its Affiliates has entered into, and no such Person is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions or other directives of any Governmental Body based on any Environmental Laws that relate to the future use of any of the Leasehold Rights and that require any remediation or other change in the present conditions of any of the Leasehold Rights.

(b)                                 Except as set forth in Schedule 4.20, neither Seller nor any Affiliate of Seller has received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Leasehold Rights that: (i) interferes with or prevents compliance by such Person or the Leasehold Rights with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any common law or other liability of such Person to any Person, which, in the case of either clause (i) or (ii) hereof, would have a material adverse effect on the Leasehold Rights, individually or in the aggregate.

(c)                                  To Seller’s Knowledge, all material reports, studies, written notices from environmental Governmental Bodies, tests, analyses and other documents specifically addressing environmental matters related to Seller’s or its Affiliates’ ownership or operation of the Leasehold Rights, have been made available to Buyer.

(d)                                 Except as set forth on Schedule 4.20, there are no uncured Environmental Conditions with respect to the Leases and no material obligations to remediate conditions upon the Leases (or properties adjacent to the Leases as a result of migration from the Leases) under applicable Environmental Laws (and no such obligation would arise as a result of notice or lapse of time or both).

Section 4.21                            Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings (a) pending against or being contemplated by Seller or any of its Affiliates, or, (b) to Seller’s knowledge, threatened against Seller or any of its Affiliates.

Section 4.22                            Plugging and Abandonment.

Other than the Retained Wells, there are no wells that constitute part of the Leasehold Rights.  There are no wells located on the Leases or lands pooled therewith (i) in respect of which Seller or any of its Affiliates has received an order from any Governmental Body requiring that such wells be plugged and abandoned or (ii) that are required to be plugged and abandoned in accordance with applicable Law.

Section 4.23                            Offset Obligations.  Except as provided in Schedule 4.23, to Seller’s Knowledge, Seller is under no obligation to drill a well pursuant to any offset drilling obligations with respect to the Leasehold Rights or any obligation to pay compensatory royalties from any offset drilling obligations.

Section 4.24                            Debt Instruments.  Except as set forth on Schedule 4.24, the Leasehold Rights are not bound or Encumbered by any Debt Instrument.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

Section 5.1                                   Existence and Qualification.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and Buyer is duly qualified to do business in the respective jurisdictions where the Leasehold Rights are located.

Section 5.2                                   Power.

Buyer has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.3                                   Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at or after the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing (or such later date) such documents will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally, as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.4                                   No Conflicts.

The execution, delivery and performance of this Agreement and the other agreements to be executed and delivered by Buyer pursuant hereto, and the transactions contemplated by such agreements by Buyer will not (a) violate any provision of Buyer’s governing documents, (b) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party, (c) violate any judgment, order, ruling, or regulation applicable to Buyer as a party in interest, (d) violate any Law applicable to Buyer or any of the Leasehold Rights, or (e) require any filing with, notification of, or consent, approval or authorization of any Governmental Body, except any matters described in subsections (b), (c), (d) or (e) above which would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

Section 5.5                                   Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.6                                   Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings (a) pending against or being contemplated by Buyer, or, (b) to Buyer’s knowledge, threatened against Buyer.

Section 5.7                                   Litigation.

There are no actions, suits or proceedings pending, or to the actual knowledge of Buyer’s officers and directors, threatened in writing, before any Governmental Body against Buyer or any Affiliate of Buyer which are reasonably likely to impair materially Buyer’s ability to perform its obligations under this Agreement.

Section 5.8                                   Limitation.

Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement and in the documents delivered by Seller to Buyer at the Closing, Buyer acknowledges that (a) there are no representations or warranties, express, statutory or implied, by Seller as to the Leasehold Rights or prospects thereof, and (b) Buyer has not relied upon any oral or written information provided by Seller in entering in this Agreement and the transactions contemplated hereby.  Buyer represents and acknowledges (i) that it is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Leasehold Rights and the terms and conditions of this Agreement and the other agreements entered into in connection with this Agreement, and (iii) except as provided in Article 4 and in the documents delivered by Seller to Buyer at the Closing, all the information and data furnished to Buyer by Seller (or its officers, employees, representatives, consultants, agents or any third party on Seller’s behalf) is furnished only as an accommodation to Buyer without any representation or warranty.

ARTICLE 6

COVENANTS OF THE PARTIES

Section 6.1                                   Access.

(a)                                 Between the date of execution of this Agreement and continuing until the Title Claim Date, Seller will give Buyer and its representatives access to the Leasehold Rights and access to the records in Seller’s or its Affiliates’ possession (including any seismic data), for the purpose of conducting an investigation of the Leasehold Rights, but only to the extent that Seller may do so without violating any confidentiality or other obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller; provided, however, that Seller shall use its commercially reasonable efforts to obtain waivers of any such obligations and restrictions. Such access by Buyer shall be limited to

Seller’s normal business hours, and any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Leasehold Rights.

(b)                                 Buyer acknowledges that the permission of the operator (if other than Seller) or another third Person may be required before Buyer will be able to inspect portions of the Leasehold Rights and that such permission must be obtained prior to the inspection of such portions.  Seller shall use reasonable efforts to obtain such permission for Buyer upon Buyer’s request.  All inspections pursuant to this Section 6.1 shall be at Buyer’s sole risk, cost and expense, and Buyer shall indemnify, defend and hold Seller, its Affiliates and each of their respective present and future directors, officers, managers, equity owners, partners, employees, representatives, attorneys, consultants and agents (collectively, the “Seller Indemnified Persons”) harmless from and against any and all liabilities arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Leasehold Rights as a result of Buyer’s exercise of its right under this Section 6.1, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A SELLER INDEMNIFIED PERSON, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PERSON.  The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement.  Buyer agrees to comply with the reasonable rules, regulations and instructions issued by Seller and other operators of the Leasehold Rights regarding the actions of Buyer while upon, entering or leaving the Leasehold Rights.

Section 6.2                                   Government Reviews.

Seller and Buyer shall in a timely manner (a) make all required filings, if any, with, prepare applications to, and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 6.3                                   Public Announcements; Confidentiality.

(a)                                 After the execution of this Agreement, and after Closing, either Party or its Affiliates may make a press release or other public announcements regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby; provided, however, that any such press release or public announcement shall be subject to the other Party’s prior review and consent, which consent shall not be unreasonably withheld, conditioned or delayed unless such press release or public announcement specifically identifies the other Party or any of its Affiliates by name, in which case such consent may be withheld in such other Party’s sole discretion.  The Parties agree that the foregoing shall not restrict disclosures that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; provided, however, that each Party shall use its reasonable efforts to consult with the other Party regarding the contents of such release or announcement prior to making such release or announcement.

(b)                                 Subject to Section 6.3(a), the Parties shall keep all information and data relating to this Agreement, and the transactions contemplated hereby, strictly confidential except for disclosures to Representatives of the Parties; provided, however, that the foregoing shall not restrict disclosures that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; provided further, however, that prior to making any such disclosures to Representatives, the Party disclosing such information shall obtain an undertaking of confidentiality from each such party.  The term “Representatives,” as used herein, shall mean (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party; (ii) any consultant or agent retained by a Party or the parties listed in clause (i) of this definition; and (iii) any bank, other financial institution or entity funding, or proposing to fund, or having previously provided funding for, such Party’s operations in connection with the Leasehold Rights, including any consultant retained by such bank, other financial institution or Person.

Section 6.4                                   Further Assurances.

From and after the Execution Date and, if applicable, continuing after the Closing for a period of six months, Seller shall, acting in good faith, use its commercially reasonable efforts to cause the Leasehold Rights to be released from the Midstream Agreements, and shall cooperate with Buyer in its efforts in connection therewith.  In addition, after the Closing, Seller and Buyer each agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement (including the Assignment).  Each Party agrees that in the event of a breach of this Section 6.4, the non-breaching Party will be entitled to enforce specifically the terms and provisions of this Section 6.4.

Section 6.5                                   Operations until Closing.

Except as may otherwise be expressly provided herein, from the date hereof to the Closing (the “Pre-Closing Period”) (and, with respect to any Leasehold Rights that have been withheld from the Closing pursuant to any provision of this Agreement, until the date that such Leasehold Rights are assigned to Buyer or ultimately excluded from the transactions contemplated hereby in accordance with the terms hereof), Seller shall not do any of the following without the prior written consent of Buyer:

(a)                                 release all or any portion of any Leasehold Rights;

(b)                                 create an Encumbrance on any of the Leasehold Rights other than Permitted Encumbrances;

(c)                                  amend a Lease to the extent such amendment adversely affects the Leasehold Rights;

(d)                                 waive, compromise or settle any claim that would materially adversely affect ownership, operation or value of any of the Leasehold Rights;

(e)                                  sell, lease or otherwise dispose of any of the Leasehold Rights;

(f)                                   consent to the commencement of any operations for the drilling or completing of any well or any other material operation within the Leasehold Rights unless Buyer has also consented to such action;

(g)                                  waive any material right with respect to the Leasehold Rights;

(h)                                 grant or create any Preference Right or Transfer Requirement with respect to the Leasehold Rights;

(i)                                     enter into any contract or agreement with respect to the Leasehold Rights (other than this Agreement, the Joint Use Agreement and the documents to be delivered pursuant hereto); or

(j)                                    commit to do any of the foregoing.

Section 6.6                                   Certain Other Covenants Regarding the Leasehold Rights.

Except as may otherwise be expressly provided herein, during the Pre-Closing Period (and, with respect to any Leasehold Rights that have been withheld from the Closing pursuant to any provision of this Agreement, until the date that such Leasehold Rights are assigned to Buyer or ultimately excluded from the transactions contemplated hereby in accordance with the terms hereof), Seller shall:

(a)                                 promptly notify Buyer of the receipt by Seller of any written notice or written claim or written threat of notice or claim which becomes known to Seller relating to any material default or breach under, or relating to the termination or cancellation, or written threat of termination or cancellation of, any of the Leasehold Rights;

(b)                                 cause to be paid all rentals, shut-in royalties, minimum royalties and other payments and perform all other acts that are necessary to maintain in force Seller’s rights in and to the Leases in full force and effect, and pay timely all costs and expenses incurred by Seller in connection with such Leases;

(c)                                  own and operate the Leases and the Leasehold Rights in accordance with all applicable Laws and contracts related thereto and in the ordinary course of business consistent with past practices; and

(d)                                 use its commercially reasonable efforts to obtain any Consents and waivers of any Preference Rights applicable to the Leasehold Rights.

Section 6.7                                   Release from Debt Instruments and Dedications.  Seller shall use its commercially reasonable efforts to cause the Leasehold Rights to be released from (a) all Debt Instruments and (b) all Hydrocarbon purchase and sale, marketing, gathering, transportation, processing, compression and other similar contracts or agreements, in each case other than the Midstream Agreements (the contracts and agreements described in this clause (b), including the Eureka Agreement (as defined in Schedule 4.14), the “Dedication Agreements”).

Section 6.8                                   Assumption of Midstream Agreements.  In the event the Leasehold Rights have not been released from the Midstream Agreements prior to the Closing, then as of the Closing and without limiting Buyer’s right to indemnification under Section 10.1(a), Buyer shall acknowledge, assume and perform all obligations of the “Producer” (as defined in the Midstream Agreements) under the Midstream Agreements arising from and after the Closing to the extent and only to the extent such obligations apply to or affect the Leasehold Rights.

Section 6.9                                   Retained Properties.  Attached as Exhibit F—1-18 are plats reflecting portions of tracts of the leasehold acreage that the Parties contemplate to be excluded from the Leasehold Rights as Retained Properties, which plat identifies such Retained Properties in crosshatched areas as limited by the azimuth lines set forth on such plat.  For purposes hereof, Seller’s right, title and interest in and to the oil, gas or other Hydrocarbon leases set forth in Exhibit C attached hereto that are assigned to Buyer pursuant to the terms of this Agreement (which, for the avoidance of doubt, shall not include the Retained Properties) shall hereinafter be referred to collectively as the “Partially Conveyed Properties”.  Within 12 months of the Closing Date, Seller shall provide to Buyer (at Seller’s sole cost and expense) a survey for each tract of leasehold acreage included in the Partially Conveyed Properties in form and substance sufficient to confirm the actual Net Mineral Acres comprising both the Partially Conveyed Properties and the Retained Properties (including with respect to any split tracts as generally depicted on Exhibit F—1-18), which surveys shall (a) be consistent in size, shape and area covered to the areas identified as “Triad Retained Properties” and “Triad Partially Conveyed Properties” in the attached Exhibit F—1-18, and (b) include a sufficient metes and bounds legal description to identify the actual lands and Net Mineral Acres comprising the Partially Conveyed Properties and the Retained Properties, respectively.  Promptly after Buyer’s receipt of such surveys, each Party shall execute, acknowledge and deliver to the other such assignments, in substantially the form of the  Assignment (and with a special warranty of title against claims by, through and under the assigning Party, but not otherwise), as necessary to convey to the other Party any portion of tracts of the leasehold acreage shown on Exhibit F—1-18 that were identified as Partially Conveyed Properties and Retained Properties, as applicable; provided, however, that (i) in no event will the number of gross acres included in the Leasehold Rights for each such lease identified on Exhibit F—1-18 be less than the “gross acres conveyed” identified for each such lease on Exhibit F—1-18 (and without regard to the reference to “gross acres retained” for each such lease on Exhibit F—1-18), and (ii) in no event shall Buyer be required to take an assignment of any lease or portion thereof not described on Exhibit C.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1                                   Conditions of Seller to Closing.

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject, at the option of Seller, to the satisfaction on or prior to the Closing of each of the following conditions:

(a)                                 Representations.  The representations and warranties of Buyer set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date;

(b)                                 Performance.  Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  Pending Litigation.  No suit, action or other proceeding by a non-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or that seeks substantial damages from any Party hereto, in either case, shall be pending before any Governmental Body;

(d)                                 Deliveries.  Buyer shall have delivered (or be ready, willing and able to deliver) to Seller duly executed counterparts of the Assignment and the other documents and certificates to be delivered by Buyer under Section 8.3; and

(e)                                  Payment.  Buyer shall have paid (or be ready, willing and able to pay) the Closing Payment.

Section 7.2                                   Conditions of Buyer to Closing.

The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject, at the option of Buyer, to the satisfaction on or prior to the Closing of each of the following conditions:

(a)                                 Representations.  The representations and warranties of Seller set forth in Article 4 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date);

(b)                                 Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  Pending Litigation.  No suit, action or other proceeding by a non-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or that seeks substantial damages from any Party hereto, in either case, shall be pending before any Governmental Body; and

(d)                                 Deliveries.  Seller shall have delivered (or be ready, willing and able to deliver) to Buyer duly executed counterparts of the Assignment and the other documents and certificates to be delivered by Seller under Section 8.2.

(e)                                  Release of Dedications.  The Leasehold Rights shall have been released from, and no longer subject to, the Dedication Agreements.

(f)                                   Gathering Agreement.  Seller shall have delivered to Buyer a gathering agreement in form and substance acceptable to Buyer in its sole discretion, duly executed by Eureka Hunter Pipeline, LLC, with respect to high pressure gathering services to be provided by Eureka Hunter Pipeline, LLC to Buyer with respect to the Leasehold Rights.

ARTICLE 8

CLOSING

Section 8.1                                   Time and Place of Closing.

(a)                                 Consummation of this Agreement shall, unless otherwise agreed to in writing by Buyer and Seller, take place by mail, fax, e-mail or other electronic means, with original counterparts of any deliverable hereunder that is to be recorded in the county records to be delivered no later than one day prior to the Closing to the offices of Vinson & Elkins L.L.P. located at 1001 Fannin Street, Houston, Texas 77002 to be held in escrow until the occurrence of the Closing (or in-person if a mutually agreeable location is selected by the Parties), on or before May 28, 2015 (the “Closing”), or if all conditions in Article 7 to be satisfied prior to the Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 9.

(b)                                 The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 8.2                                   Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Buyer, the following:

(a)                                 the Assignment in sufficient counterparts for recordation in the counties where the Leasehold Rights are located, duly executed by Seller;

(b)                                 the Joint Use Agreement duly executed by Seller;

(c)                                  a certificate, duly executed by an authorized officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(d)                                 a certificate of non-foreign status executed by Seller that meets the requirements set forth in Treasury Regulations § 1.1445-2(b)(2);

(e)                                  releases of the Leasehold Rights from any and all Debt Instruments;

(f)                                   releases of any and all Dedication Agreements affecting the Leasehold Rights; and

(g)                                  copies of all obtained Consents and waivers of Preferential Purchase Rights.

Section 8.3                                   Obligations of Buyer at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall deliver or cause to be delivered to Seller, the following:

(a)                                 one or more wire transfers, the total of which shall equal the Closing Payment, in same-day funds and payable to and in such individual amounts as Seller directs in writing to Buyer;

(b)                                 the Joint Use Agreement, duly executed by Buyer; and

(c)                                  a certificate, duly executed by an authorized corporate officer of Buyer, dated as of the Closing Date, certifying on behalf of Buyer that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled.

Section 8.4                                   Closing Payment.

(a)                                 Not later than two days prior to the Closing Date, Seller shall prepare and deliver to Buyer, a settlement statement calculating the Consideration after giving effect to all of the Consideration adjustments provided for in Article 2 and Article 3 or otherwise in this Agreement, including adjustments for any Leasehold Rights excluded from the transaction at Closing pursuant to the terms hereof.  Buyer shall have one day to review the settlement statement and submit a written report to Seller containing any changes Buyer proposes to be made to the settlement statement.  Seller and Buyer shall agree on a final settlement statement no later than one day prior to the Closing.  The agreed upon Consideration calculated in accordance with this Section 8.4(a) shall be the “Closing Payment”.

(b)                                 All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to one or more bank(s) and account(s) specified by Seller in writing to Buyer, and all payments made or to be made hereunder to Buyer shall be by electronic transfer of immediately available funds to one or more bank(s) and account(s) specified by Buyer in writing to Seller.

Section 8.5                                   Final Consideration.

On the True-Up Date, after applying the terms of Section 3.4(c) as contemplated in Section 3.4(g), Buyer shall prepare and deliver to Seller, a settlement statement calculating the Consideration after giving effect to all of the Consideration adjustments provided for in Article

2, Article 3 or otherwise in this Agreement as agreed to by the Parties or finally determined in accordance with this Agreement.  Seller shall have one day to review the settlement statement and submit a written report to Buyer containing any changes Seller proposes to be made to the settlement statement.  If Seller fails to timely deliver a written report to Buyer containing any changes Seller proposes to be made to the settlement statement, the settlement statement as delivered by Buyer and the Consideration set forth therein will be deemed to be correct and will be final and binding on the Parties.  Any changes not so specified in a written report timely delivered by Seller to Buyer shall be deemed waived and Buyer’s determinations with respect to all such elements of the final settlement statement that are not addressed specifically in the written report shall prevail.  If Seller timely delivers a written report to Buyer, Seller and Buyer shall agree on a final settlement statement no later than two Business Days thereafter.  Once the Consideration set forth in the final settlement statement is mutually agreed upon by Seller and Buyer, the final settlement statement and the Consideration as so agreed, shall be final and binding on the Parties.  The agreed upon Consideration calculated in accordance with this Section 8.5 shall be the “Final Consideration”.  If the Final Consideration is more than the Closing Payment, Buyer shall pay to Seller, by wire transfer of immediately available funds to the account(s) designated by Seller to Buyer, an amount equal to such difference.  If the Final Consideration is less than the Closing Payment, Seller shall pay to Buyer, by wire transfer of immediately available funds to the account(s) designated by Buyer to Seller, an amount equal to such difference.  Such payments shall be made by the applicable Party no later than two Business Days after the Parties have finally determined the Final Consideration in accordance with this Section 8.5.  In the event Buyer has the right and elects to exclude any Leasehold Rights from the transaction pursuant to the terms hereof, on the same day on which any payment is required to be made under this Section 8.5, Buyer and Seller shall execute and deliver a re-assignment of such excluded Leasehold Rights from Buyer to Seller in substantially the form of the Assignment (without warranty of title, except for a special warranty of title by, through and under Buyer with respect to such Leasehold Rights) in sufficient counterparts for recordation in the counties where such Leasehold Rights are located, with such payment and delivery of such Assignment to be conditions precedent to each other and deemed to have occurred simultaneously with each other.  In the event Seller has cured any Pre-Closing Defects affecting Leasehold Rights that were excluded from Closing, on the same day that any payment is required to be made under this Section 8.5, Buyer and Seller shall execute and deliver an assignment of such excluded Leasehold Rights from Seller to Buyer in substantially the form of the Assignment (without warranty of title, except for a special warranty of title by, through and under Seller with respect to such Leasehold Rights) in sufficient counterparts for recordation in the counties where such Leasehold Rights are located, with such payment and delivery of such Assignment to be conditions precedent to each other and deemed to have occurred simultaneously with each other. The Parties agree that if any further adjustments or payments may be required pursuant to the terms of Section 3.4(f) following the time the Final Consideration is determined pursuant to this Section, any further payments or actions required pursuant to this Agreement or such final determination shall be made promptly following the time of such final determination by the Title Arbitrator.

ARTICLE 9

TERMINATION

Section 9.1                                   Termination.

This Agreement may be terminated prior to the Closing:  (a) by the mutual prior written consent of Seller and Buyer; (b) by Seller, if the Closing has not occurred on or before June 30, 2015 (the “Target Date”), other than due to default by Seller; or (c) by Buyer, if the Closing has not occurred on or before the Target Date, other than due to default by Buyer.

Section 9.2                                   Effect of Termination.

(a)                                 Upon termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 6.1, Section 6.3, this Section 9.2, Sections 12.1 through 12.6 and Sections 12.8 through 12.16 of this Agreement, and such defined terms set forth in Appendix A required in order to give effect to such preceding sections, all of which defined terms shall continue in full force and effect).

(b)                                 Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1(b) shall not relieve Buyer from liability for any default or breach by Buyer of this Agreement.  Without prejudice to other rights and remedies that may be available to Seller, the Parties agree that in the event the Closing does not occur by the Target Date as a result of (i) a breach by Buyer of any of its representations, warranties, covenants or agreements hereunder or (ii) if Seller was satisfied that all of the conditions provided for in Section 7.2 have been satisfied and is ready, willing and able to close and Buyer refuses to close, Seller shall be entitled, at its option, in lieu of terminating this Agreement, to enforce specific performance, other equitable remedies including by way of injunction and all other remedies available at Law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Seller may be entitled.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Section 9.1(c) shall not relieve Seller from liability for any default or breach by Seller of this Agreement.  Without prejudice to other rights and remedies that may be available to Buyer, the Parties agree that in the event the Closing does not occur by the Target Date as a result of (i) a breach by Seller of any of its representations, warranties, covenants or agreements hereunder or (ii) if Buyer was satisfied that all of the conditions provided for in Section 7.1 have been satisfied and is ready, willing and able to close and Seller refuses to close, Buyer shall be entitled, at its option, in lieu of terminating this Agreement, to enforce specific performance, other equitable remedies including by way of injunction and all other remedies available at Law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which Buyer may be entitled.

ARTICLE 10

INDEMNIFICATION, DISCLAIMERS AND WAIVERS

Section 10.1                            Indemnification.

Effective as of the Closing:

(a)                                 Seller hereby indemnifies, saves and holds harmless Buyer, its Affiliates and each of their respective present and future directors, officers, managers, equity owners, partners, employees, representatives, attorneys, consultants and agents (collectively, the “Buyer Indemnified Persons”), from and against any Liability arising from or associated with:

(i)                       the ownership, operation, or use of the Leasehold Rights arising on or prior to the Closing Date (or such later date on which any Leasehold Rights are assigned by Seller to Buyer pursuant hereto with respect to such Leasehold Rights), including any Environmental Liabilities associated therewith, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other Environmental Condition of such Leasehold Rights;

(ii)                    the breach by Seller of any representation or warranty or covenant or agreement contained in this Agreement or in the Assignment or made in any certificate delivered pursuant to this Agreement; and

(iii)                 the Excluded Assets and any Seller Taxes.

(b)                                 Without limiting Buyer’s right to indemnification under Section 10.1(a), Buyer hereby indemnifies, saves and holds harmless the Seller Indemnified Persons, from and against any Liability arising from or associated with:

(i)                                     the ownership, operation, or use of the Leasehold Rights arising after the Closing Date (or such later date on which any Leasehold Rights are assigned by Seller to Buyer pursuant hereto with respect to such Leasehold Rights), including any Environmental Liabilities associated therewith, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other Environmental Condition of such Leasehold Rights; and

(ii)                                  the breach by Buyer of any representation or warranty or covenant or agreement contained in this Agreement or in the Assignment or made in any certificate delivered pursuant to this Agreement.

Section 10.2                            Limitations.

(a)                                 Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in (i) Article 4 (and the corresponding representations made in the certificate delivered by Seller pursuant to Section 8.2(c)), but excluding the Fundamental Representations, shall terminate 18 months after the Closing Date; and (ii) the Fundamental Representations (and the corresponding representations made in the certificate delivered by Seller pursuant to Section 8.2(c)) shall survive the Closing Date until sixty days following the expiration of the applicable statute of limitations.  Claims for breaches of the representations set forth in Article 4 (and the corresponding representations made in the certificate delivered by Seller pursuant to Section 8.2(c)) with respect to which Buyer has delivered to Seller written notice on or prior to their respective expiration date shall survive the termination of the underlying representation and warranties as if said termination had not occurred.

(b)                                 Neither Seller, on the one hand, nor Buyer, on the other hand, shall have any liability for any indemnification under this Agreement unless the aggregate amount of all Liabilities for which Seller or Buyer, as applicable, are liable under this Agreement exceeds $500,000 and then only to the extent such damages or costs exceed $500,000; provided that (i) Seller’s indemnities under Sections 10.1(a)(i) and 10.1(a)(iii), (ii) Seller’s indemnities in Section 10.1(a)(ii) for breaches of any covenant or agreement in Articles 2, 3, 8 or 11, (iii) Seller’s indemnities under Section 10.1(a)(ii) for breaches of any of its Fundamental Representations (and the corresponding representations made in the certificate delivered by Seller pursuant to Section 8.2(c)), (iv) Buyer’s indemnities in Section 10.1(b)(i), (v) Buyer’s indemnities in Section 10.1(b)(ii) for breaches of any covenant or agreement in Articles 2, 3, 8 or 11, and (vi) Buyer’s indemnities under Section 10.1(b)(ii) for breaches of any of its Fundamental Representations (and the corresponding representations made in the certificate delivered by Buyer pursuant to Section 8.3(c)), in each case, shall not be limited by this Section 10.2(b).  For purposes of determining (x) whether there has been a breach of any Party’s representations and warranties for which the other Party is entitled to indemnification under this Article 10 and (y) the amount of any damages or costs associated therewith, any dollar or materiality qualifiers in such representations or warranties shall be disregarded.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, neither Seller, on the one hand, nor Buyer, on the other hand, shall be required to indemnify the other Party for aggregate Liabilities under Sections 10.1(a)(ii) or 10.1(b)(ii) in excess of $10,000,000, provided that (i) Seller’s indemnities in Section 10.1(a)(ii) for breaches of any covenant or agreement in Articles 2, 3, 8 or 11 and (ii) Buyer’s indemnities in Section 10.1(b)(ii) for breaches of any covenant or agreement in Articles 2, 3, 8 or 11, in each case, shall not be limited by this Section 10.2(c).

Section 10.3                            Express Negligence.  THE INDEMNIFICATION, RELEASE, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNIFIED PARTY.  BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 10.4                            Indemnification Actions.

All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)                                 For purposes of this Article 10, the term “Indemnifying Party” shall mean the Party having an obligation to indemnify another Party pursuant to the terms of this Agreement.  The term “Indemnified Party” shall mean the Party having the right to be indemnified by another Party pursuant to the terms of this Agreement.

(b)                                 To make a claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party in writing of its claim under this Section 10.4, including the specific details of and specific basis under this Agreement for its claim (the “Indemnity Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Indemnity Claim Notice promptly after the Indemnified Party has actual knowledge of the Liability for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Liability; provided that the failure of any Indemnified Party to give such notice of a Liability as provided in this Section 10.4 shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the delay in giving such notice prejudices the Indemnifying Party’s ability to defend against the Liability and then only to the extent of the incremental increases in damages as a result of such delay.  In the event a claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement under this Agreement, the Indemnity Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Third Party Claim, if after its receipt of the Indemnity Claim Notice with respect thereto, the Indemnifying Party admits its liability to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided, however, that the Indemnifying Party shall consult with the Indemnified Party when selecting legal counsel in connection with such defense and shall obtain the Indemnified Party’s prior written consent prior to engaging any such legal counsel.  Notwithstanding the foregoing, an Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Liability or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Liability, or (ii) settle any Liability or consent to the entry of any judgment with respect thereto in any manner that may materially adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity for which the Indemnifying Party is responsible and pays).

(d)                                 If after receipt of an Indemnity Claim Notice with respect to a Third Party Claim, the Indemnifying Party denies its liability, or admits its liability but fails to diligently defend, prosecute or settle the Liability, then in any such case the Indemnified Party shall have the right to defend against the Liability at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume and diligently defend the Indemnified Party with respect to the Liability at any time prior to settlement or final determination thereof.

(e)                                  In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Indemnity Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.  Prior to the delivery by the Indemnified Party of an Indemnity Claim Notice with respect to a Third Party Claim and after such delivery but prior to such time as the Indemnifying Party has responded to such Indemnity Claim Notice, the Indemnified Party is authorized to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party that is not prejudicial to the Indemnifying Party.

Section 10.5                            Tax Characterization of Indemnification Payments.  Any indemnity payment made under this Agreement shall be treated for all U.S. federal and applicable state Income Tax purposes as an adjustment to the Consideration unless otherwise required by applicable Law.

Section 10.6                            Disclaimers.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(c) AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b)                                 EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 4 OF THIS AGREEMENT, OR CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(c) AND THE SPECIAL WARRANTY OF TITLE IN THE ASSIGNMENT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE LEASEHOLD RIGHTS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE LEASEHOLD RIGHTS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE LEASEHOLD RIGHTS, (IV) ANY ESTIMATES OF THE VALUE OF THE LEASEHOLD RIGHTS OR FUTURE REVENUES GENERATED BY THE

LEASEHOLD RIGHTS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE LEASEHOLD RIGHTS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE LEASEHOLD RIGHTS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE LEASEHOLD RIGHTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

ARTICLE 11

TAX MATTERS

Section 11.1                            Property Taxes

(a)                                 Seller shall be allocated and bear all Property Taxes attributable to (i) any Tax period ending prior to the Closing Date and (ii) the portion of any Straddle Period ending immediately prior to the Closing Date.  Buyer shall be allocated and bear all Property Taxes attributable to (x) any Tax period beginning at or after the Closing Date and (y) the portion of any Straddle Period beginning at the Closing Date.

(b)                                 For purposes of determining the allocations described in Section 11.1(a), Property Taxes pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the date on which the Closing Date occurs and the portion of such Straddle Period beginning on the date on which the Closing Date occurs by prorating each such Property Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Closing Date occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Closing Date occurs, on the other hand.  For purposes of allocating Property Taxes among the Parties, the Tax period for such Property Taxes shall begin on the date on which ownership of the applicable Leasehold Rights gives rise to liability for such Property Taxes (the July 1st assessment date) and shall end on the day before the next such date (June 30th of the succeeding year).  For the avoidance of doubt, the amount of such Property Taxes assessed or assessable under West Virginia law on July 1, 2014 (for the 2015 tax year) that are allocable to Seller shall be based on the number of days the Leasehold Rights were owned from July 1, 2014, to the day before the date on which the Closing Date occurs, and the amount of such Property Taxes that are allocable to Buyer shall be based on the number of days the Leasehold Rights were owned from the date on which the Closing Date occurs to June 30, 2015.

Section 11.2                            Cooperation.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Leasehold Rights. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Leasehold Rights relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Body.

Section 11.3                            Transfer Taxes.  The Parties do not expect that the transactions contemplated by this Agreement will result in any Transfer Taxes.  In the event that any Transfer Taxes are imposed, Seller shall bear and pay all such Transfer Taxes.  Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

ARTICLE 12

MISCELLANEOUS

Section 12.1                            Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Buyer and Seller hereby agree that this Agreement may be executed with facsimile and/or electronic signatures, and that such facsimile and electronic signatures shall be valid and binding on the Parties.

Section 12.2                            Notice.

(a)                                 All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, postage prepaid, as follows:

If to Buyer:	Antero Resources Corporation
1615 Wynkoop Street
Denver, CO 80202
Attn: Alvyn A. Schopp, Chief
Administrative Officer and Regional Vice President
Telephone: (303) 357-7325

With a copy to:	Antero Resources Corporation
1615 Wynkoop Street
Denver, CO 80202
Attn: Yvette K. Schultz, Director - Legal
Telephone: (303) 357-6886

If to Seller:	Triad Hunter, LLC
125 Putnam Street
Marietta, OH 45750
Attn: Richard Farrell, Sr. VP of Land
Telephone: (740) 760-0567

With a copy to:	Magnum Hunter Resources Corporation
909 Lake Carolyn Parkway
Suite 600
Irving, TX 75039
Attn: Paul Johnston, General Counsel
Telephone: (832) 203-4533

(b)                                 Notwithstanding Section 12.2(a), all notices which are required or may be given pursuant to Article 3 shall be sufficient in all respects if given in writing and delivered personally or by registered or certified mail, postage prepaid, or by email, as follows:

If to Buyer:	Antero Resources Corporation
1615 Wynkoop Street
Denver, CO 80202
Attn: William J. Pierini, Land Manager
Email: bpierini@anteroresources.com

With a copy to:	Antero Resources Corporation
1615 Wynkoop Street
Denver, CO 80202
Attn: Yvette K. Schultz, Director - Legal
Email: yschultz@anteroresources.com

If to Seller:	Triad Hunter, LLC
125 Putnam Street
Marietta, OH 45750
Attn: Tracy Miskofsky, Director of Land
Email: tmiskofsky@triadhunter.energy

With a copy to:	Magnum Hunter Resources Corporation
909 Lake Carolyn Parkway
Suite 600
Irving, TX 75039
Attn: Paul Johnston, General Counsel
Email: pjohnston@mhr.energy

(c)                                  Either Party may change its address for notice purposes by giving notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed, if received during normal business hours, or on the next Business Day, if received outside of normal business hours.

Section 12.3                            Expenses.

Except as otherwise specifically provided in this Agreement, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Joint Use Agreement and the Appendices, Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including all fees and expenses of counsel, accountants and financial advisors employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Buyer shall be borne solely and entirely by Buyer.

Section 12.4                            Governing Law and Venue.

(a)                                 EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF WEST VIRGINIA ARE MANDATORILY APPLICABLE TO THE CONVEYANCE OF REAL PROPERTY, THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

(b)                                 The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement, the Transaction Documents or the transactions contemplated hereby shall be in any state or federal court covering Tyler County, West Virginia and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement (or any agreement or certificate delivered pursuant hereto) or the transactions contemplated hereby or thereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  THE PARTIES HERETO AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT (OR ANY AGREEMENT OR CERTIFICATE DELIVERED PURSUANT HERETO) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.5                            Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.6                            Waivers.

Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.7                            Assignment.

No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, such consent to be withheld for any reason, and any assignment or delegation made without such consent shall be void.  Notwithstanding the preceding, Buyer may assign this Agreement prior to the Closing to any Affiliate without the prior written consent of Seller; provided, however, that Buyer shall remain liable for the obligations of its assignee.

Section 12.8                            Entire Agreement.

This Agreement, the Joint Use Agreement and the Appendices, Exhibits and Schedules attached hereto and thereto, and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.9                            Amendment.

(a)                                 This Agreement may be amended or modified only by an agreement in writing executed by both Parties.

(b)                                 No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.10                     No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Buyer and Seller, and the Buyer Indemnified Persons and the Seller Indemnified Persons to the extent provided herein, to any claims, remedy or right of any kind.

Section 12.11                     References.

In this Agreement:

(a)                                 Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires;

(b)                                 All references in this Agreement to Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Appendices, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise;

(c)                                  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof;

(d)                                 The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited;

(e)                                  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur;

(f)                                   Appendices, Exhibits and Schedules referred to herein are attached hereto and by this reference incorporated herein for all purposes;

(g)                                  Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.”

(h)                                 All references to “$” or “dollars” shall be deemed references to United States Dollars;

(i)            Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement; and

(j)            If the last day of the period so computed under this Agreement is not a Business Day then, unless this Agreement provides otherwise, the period will run until the end of the next Business Day.

Section 12.12       Construction.

Buyer is a Party capable of making such investigation, inspection, review and evaluation of the Leasehold Rights as a prudent Buyer would deem appropriate under the circumstances including with respect to all matters relating to the Leasehold Rights, their value, operation and suitability. Each of Seller and Buyer has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 12.13       Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, in connection with this Agreement, the other documents or certificates executed in connection herewith or the transactions contemplated hereby or thereby, and each Party expressly waives for itself and on behalf of its Indemnified Parties, any and all claims it may have against the other Party for its own such damages in connection with this Agreement, the other documents executed in connection herewith and the transactions contemplated hereby and thereby.  The foregoing shall not preclude, and a Party shall be entitled to sue for and collect under this Agreement, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, to the extent such Party suffers such damages to a Third Party (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages).

Section 12.14       Severability.

If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

Section 12.15       Time of Essence.

Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.16       Conflicts.

In the event that any provision within this Agreement conflicts with any provision in the Joint Use Agreement, the terms provided in the Joint Use Agreement shall control.

[Signatures Begin on the Following Page]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

BUYER:

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
Name:	Alvyn A. Schopp
Title:	Regional Vice President and Chief Administrative Officer

SELLER:

TRIAD HUNTER, LLC

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

APPENDIX A
DEFINITIONS

“Actions” has the meaning set forth in Section 4.6.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, another Person.  “Control” means ownership of 50% or more of the voting interest (stock or otherwise) of such Person.

“Agreement” has the meaning set forth in the introductory paragraph.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Assignment” means the Partial Assignment of Oil and Gas Leases in the form attached hereto as Exhibit E.

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnified Persons” has the meaning set forth in Section 10.1(a).

“Closing” has the meaning set forth in Section 8.1(a).

“Closing Date” has the meaning set forth in Section 8.1(b).

“Closing Payment” has the meaning set forth in Section 8.4(a).

“Code” means the Internal Revenue Code of 1986, as amended, together with all regulations promulgated thereunder.

“Consents” has the meaning set forth in Section 4.9(b).

“Consideration” has the meaning set forth in Section 2.1(a).

“Cure Period” has the meaning set forth in Section 3.4(b).

“Debt Instrument” means any contract or agreement evidencing indebtedness for borrowed money, including any note, indenture, mortgage, security interest, loan, credit agreement, financing lease or guarantee of any indebtedness for borrowed money placed by Seller or its Affiliates or any of their predecessors in interest.

“Dedication Agreements” has the meaning set forth in Section 6.7.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar

1

restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Condition” means (a) a condition with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Leasehold Right (or Seller) not to be in compliance with any Environmental Law or (b) the existence with respect to any Leasehold Right, or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury or for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Laws” means, all applicable federal, state and local Laws, including common law, relating to the protection of the public health, safety, welfare and the environment, including, without limitation, those Laws relating to the storage, handling, and use of chemicals and other Hazardous Substances, those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof including, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Leasehold Rights prior to Closing or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Leasehold Rights prior to Closing.

“Estimated Consideration” has the meaning set forth in Section 2.1(d).

“Excluded Assets” means those assets described on Exhibit D together with (a) the Shallow Formations, (b) any Retained Properties, (c) at Buyer’s election, any Leasehold Rights with a Maximum Available Primary Term that is six months or less (provided that the

2

Consideration to be paid by Buyer under this Agreement shall be reduced by the Allocated Value of any such Leasehold Rights so excluded), and (d) any assets otherwise identified as Excluded Assets pursuant to the terms hereof.

“Extension Costs” means, for all Leasehold Rights that are not HBP as of the date hereof, an amount equal to the aggregate additional bonus, delay rentals, option payments or other consideration required to be paid by the lessee of such Leasehold Rights in order to extend such Leasehold Rights for the Maximum Available Primary Term thereunder, in each case, assuming that no drilling or other operations will occur that would be sufficient to extend the terms of the applicable Lease without the payment such amounts.

“Final Consideration” has the meaning set forth in Section 8.5.

“Fundamental Representations” means, with respect to Seller, those representations set forth in Sections 4.1 through 4.5, Section 4.15, Section 4.19 and Section 4.21, and with respect to Buyer, those representations and warranties set forth in Section 5.1 through 5.6.

“Governmental Authorizations” has the meaning set forth in Section 4.8.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Substances” means (any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws.

“HBP” means, with respect to any Leasehold Rights, that such Leasehold Rights are held by production beyond their primary term pursuant to the terms of the applicable Lease.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

“Income Tax” means any income, capital gains, franchise and similar Taxes.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Indemnity Claim Notice” has the meaning set forth in Section 10.4(b).

“Individual Title Deductible” has the meaning set forth in Section 3.4(h).

“Initial Net Mineral Acres” has the meaning set forth in Section 2.1(b).

3

“Joint Use Agreement” means the Joint Use Agreement in the form attached to this Agreement as Exhibit A, as the same may be amended from time to time.

“Laws” means all statutes, laws, rules, regulations, ordinances, decree, orders, writ injunction and codes of Governmental Bodies.

“Leasehold Rights” means collectively, (a) all of the oil, gas or other Hydrocarbon leases set forth in Exhibit C attached hereto (collectively, the “Leases”) insofar and only insofar as such leases cover depths and formations found in the Target Zone, (b) all rights granted under the Leases to the extent relating to, or necessary in connection with, the ownership and operation of the Leases with respect to the portion of such Leases located within the Target Zone, including non-exclusive access rights and rights to drill wells, install pipelines and gathering systems and (c) any other rights, properties, warranties or interests relating to, or necessary in connection with, the ownership and operation of the Leases with respect to the portion of such Leases located within the Target Zone, including any easements, rights-of-way or other similar rights (to the extent assignable), but specifically excluding the Excluded Assets.

“Liability” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Body, any award of any arbitrator, any Law, or any contract, commitment or undertaking.

“Marcellus Formation” means those depths and formations below the top of the Marcellus formation (at a depth of 6,018 feet as seen by the Triad Hunter Spencer Unit 1112 pilot hole, API 47-095-02033-0100, Tyler County, West Virginia).

“Material Contracts” has the meaning set forth in Section 4.14.

“Maximum Available Primary Term” means, for any Leasehold Rights that are not HBP as of the date hereof, the maximum remaining primary term that would be available from and after the Closing Date pursuant to the terms of the underlying Lease (and/or any amendments or supplements thereto) assuming the payment of all additional bonus amounts, delay rentals, option payments or other consideration thereunder that is required to extend the primary term of such Leasehold Rights and, in each case, assuming that no drilling or other operations will occur that would be sufficient to extend the terms of the applicable Lease without the payment of such amounts.

4

“Midstream Agreements” means (i) that certain Mobley Gas Processing Agreement dated October 3, 2011, between MarkWest Liberty Midstream & Resources, L.L.C. and Triad Hunter, LLC, and (ii) that certain Natural Gas Liquids Exchange and Marketing Agreement dated October 3, 2011, between MarkWest Liberty Midstream & Resources, L.L.C. and Triad Hunter, LLC.

“Net Mineral Acre” or “Net Acre” means as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) Seller’s Working Interest in such Lease, provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease in the Target Zone, a separate calculation shall be done for each such area as if it were a separate Lease.  For avoidance of doubt, the term Net Mineral Acres for any Lease shall include all depths with respect to the lands in the Target Zone covered by such Lease unless specifically reflected otherwise in Exhibit C.

“Net Revenue Interest” or “NRI” means a share of the Hydrocarbons produced, saved and marketed from any Leasehold Rights throughout the duration of the productive life of such Leasehold Rights after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens paid to third parties on or measured by production of Hydrocarbons.

“NRI Defect” has the meaning set forth in Section 3.4(e).

“Partially Conveyed Properties” has the meaning set forth in Section 6.9.

“Party” and “Parties” have the meaning set forth in the introductory paragraph.

“Per Acre Price” has the meaning set forth in Section 2.1(c).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Post-Closing Cure Date” has the meaning set forth in Section 3.4(b).

“Post-Closing Dispute Notice” has the meaning set forth in Section 3.4(a).

“Pre-Closing Claim Date” has the meaning set forth in Section 3.4(b).

“Pre-Closing Defects” has the meaning set forth in Section 3.4(b).

“Pre-Closing Dispute Notice” has the meaning set forth in Section 3.4(a).

“Pre-Closing Period” has the meaning set forth in Section 6.5.

5

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Lease or Leasehold Right or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment or other transfer of any Leasehold Right or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the Assignment or the consummation or performance of the terms and conditions contemplated by this Agreement or the Assignment.

“Production Taxes” means severance, production and similar Taxes based upon or measured by the production of Hydrocarbons.

“Property Taxes” means ad valorem, property and similar Taxes based upon the operation or ownership of the Leasehold Rights, but excluding, for the avoidance of doubt, Production Taxes, Income Taxes, and Transfer Taxes.

“Representatives” has the meaning set forth in Section 6.3(b).

“Required Consent” means any Consent that, if not obtained, would (i) result in or give rise to a right to termination or other material impairment of any existing rights to the Leasehold Rights, (ii) give rise to the right to payment of liquidated damages, or (iii) would cause the assignment of any of the Leasehold Rights to be void or voidable.

“Retained Properties” means the oil and/or gas leases set forth on Exhibit F hereto to the extent and only to the extent such leases (or portions thereof) are located within the crosshatched area of such lease identified by the azimuth lines reflected on Exhibit F—1-18, and all wells (the “Retained Wells”) located on such leases to the extent within such crosshatched area, subject, however, to the terms of Section 6.9.

“Seller” has the meaning set forth in the introductory paragraph.

“Seller Indemnified Persons” has the meaning set forth in Section 6.1(b).

“Seller Taxes” means (a) all Income Taxes imposed by any applicable laws on Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Property Taxes allocable to Seller pursuant to Sections 11.1(a) and 11.1(b), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Seller that is not part of the Leasehold Rights and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the ownership or operation of the Leasehold Rights for any Tax period (or portion thereof) ending before the Closing Date.

“Seller’s Knowledge” or “Knowledge of Seller” means the actual knowledge of any of the individuals set forth on Appendix B after due inquiry regarding the matter to which such fact, circumstance or condition relates.

“Shallow Formations” means all depths and formations other than the Target Zone.

6

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Target Date” has the meaning set forth in Section 9.1.

“Target Zone” means those depths and formations below the top of the Rhinestreet formation (at a depth of 5,418 feet as seen by the Triad Hunter Spencer Unit 1112 pilot hole, API 47-095-02033-0100, Tyler County, West Virginia).

“Tax” or “Taxes” “Tax” or “Taxes” means (i) any and all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges imposed by any Governmental Body, including, without limitation, all federal, state, local and foreign income, profits, gross receipts, goods and services, net proceeds, alternative or add-on minimum, ad valorem, real property, personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, documentary, leasing, lease, user, excise, duty, franchise, capital, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, production, estimated, or other similar charge of any kind whatsoever, (ii) any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto and (iii) any liability in respect of any item described in clauses (i) or (ii) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 10.4(b).

“Title Arbitrator” has the meaning set forth in Section 3.4(f).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(e).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Lease or Leasehold Right or any interest therein (including any maintenance of uniform interest provision), other than any consent of, notice to, filing with, or other action by Governmental Bodies in connection with the sale or conveyance of oil and/or gas leases or interests therein, if they are not required prior to the

7

assignment of such oil and/or gas leases, or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” means all transfer, real property transfer, documentary, sales, use, stamp, registration, value-added, recording and similar Taxes incurred in connection with the transactions contemplated by the Agreement.

“True-Up Date” has the meaning set forth in Section 3.4(g).

“Working Interest”, with respect to any Leasehold Right, means the interest in and to such Leasehold Right that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Leasehold Right, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

8